For Immediate Release
Exhibit 99.1

NEWS RELEASE

Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E  : 713-529-6600

lelliott@drg-e.com / apearson@drg-e.com

Gastar Exploration Ltd. Announces Election of Floyd R. Price
 As Chairman of the Board of Directors

HOUSTON, August 9, 2010 – Gastar Exploration Ltd. (NYSE Amex: GST) is pleased to announce that effective immediately Mr. Floyd R. Price has been elected Chairman of Gastar’s Board of Directors replacing Mr. John Rooney who stepped down as Chairman due to the increased demands related to his role with Northern Blizzard Resources, Inc.  Mr. Rooney continues to serve as a director on Gastar’s Board.

Mr. Price was elected to Gastar’s Board of Directors in June 2010.  He recently retired from Apache Corporation where he most recently served as Executive Vice President and Exploration Officer of Apache Corporation.  He also held previous positions in Apache as Executive Vice President – Eurasia, Latin America and New Ventures, Executive Vice President – Canada, President of Apache Canada, Ltd. and as President of Apache’s international exploration and production subsidiaries.  Mr. Price is a member of the American Association of Petroleum Geologists and serves on the Board of Trustees for the American Geological Institute Foundation.  Mr. Price holds a Bachelors of Arts degree in Geology from Rutgers College and a Masters of Science degree in Geology from the University of Michigan.  Price is currently the Chairman of the Board of Directors of Tamarack Valley Energy and also serves on the Board of Source Energy.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America.  The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development.  The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania.  Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming.  For more information, visit our web site at www.gastar.com.

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